UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2009

GLOBAL BEVERAGES, INC.
(Exact name of registrant as specified in charter)

Nevada	000-28865	88-0373061
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Yarraman Road, Wybong, Upper Hunter Valley, New South Wales, Australia 2333
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (61)2 6547-8118

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 8, 2009, Yarraman Winery, Inc. (the "Registrant') cause to be formed a corporation under the laws of the State of Nevada called Global Beverages, Inc. and on December 8, 2009, Registrant acquired one hundred shares of its common stock for cash. As such, Global Beverages, Inc. ("Merger Sub"), became a wholly-owned subsidiary of Registrant.

On December 10, 2009, Merger Sub was merged with and into the Registrant. As a result of the merger, the corporate name of the Registrant was changed to "Global Beverages, Inc." As provided in the Agreement and Plan of Merger between the Registrant and Merger Sub dated as of December 10th, 2009 (the "Agreement and Plan of Merger"), the merger became effective upon the filing of the articles of merger with the Secretary of State of the State of Nevada, which filing occurred on December 17, 2009. Prior to the merger, Merger Sub had no liabilities and nominal assets and, as a result of the merger the separate existence of Merger Sub had ceased. The Registrant was the surviving corporation in the merger and, except for the name change provided for in the Agreement and Plan of Merger, there was no change in the directors, officers, capital structure or business of the Registrant.

Registrant, as the parent domestic Nevada corporation, owning at least 90 percent of the outstanding shares of Merger Sub, under Nevada law (NRS Section 92A.180) may merge Merger Sub into itself without shareholder approval and effectuate a name change without shareholder approval.

See the Articles of Merger in Item 9.01 below. Said Articles of Merger provide that the name of the Registrant will be changed as part of the merger of Merger Sub into the Registrant.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
3.1	Articles of Merger with Agreement and Plan of Merger by and between the Registrant and Merger Sub.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL BEVERAGES, INC. (Formerly YARRAMAN WINERY, INC.)

Date: December 21, 2009	By:	/s/ Ian Long
Name: Ian Long
Title: Chief Executive Officer